Exhibit 10.55
NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS
Named Executive Officer 2006 Compensation Determinations

          The following is a discussion of certain compensation decisions made on January 26, 2006, by the Pepco Holdings, Inc. ("PHI") Board of Directors or the Compensation/Human Resources Committee thereof with respect to the compensation payable to the PHI Named Executive Officers (which officers were determined by reference to SEC Regulation S-K, Item 402(a)(3) based on 2004 compensation) for services in all capacities to PHI and its subsidiaries. As to each executive, the decisions consisted of (i) the establishment of base salary for 2006, (ii) the establishment of the executive's 2006 annual bonus opportunity and (iii) the establishment of the executive's award opportunities for the period 2006-2008 pursuant to the Performance Stock Program and Restricted Stock Program under the Pepco Holdings, Inc. Long-Term Incentive Plan (the "LTIP").

				2006 Long-Term Incentive Plan Awards (2)
Name	Title	2006 Base Salary	Target 2006 Annual Bonus Opportunity as a Percentage of Base Salary (1)	Performance Stock Program Award Opportunity (# of shares) (3)		Restricted Stock Program Award (# of shares) (4)
Dennis R. Wraase	Chairman, President and Chief Executive Officer	$950,000	100%	Target Maximum	56,967 113,934	28,484
William T. Torgerson	Vice Chairman and General Counsel	$512,000	60%	Target Maximum	15,351 30,702	7,676
Thomas S. Shaw	Executive Vice President and Chief Operating Officer	$502,000	60%	Target Maximum	15,051 30,102	7,526
Joseph M. Rigby	Senior Vice President and Chief Financial Officer	$400,000	60%	Target Maximum	11,993 23,986	5,997
William H. Spence	Senior Vice President	$335,000	60%	Target Maximum	8,537 17,074	4,269
(1)

An executive can earn from 0 to 180% of this percentage of his base salary as a cash bonus depending on the extent to which the preestablished performance goals are achieved. See "Annual Executive Inventive Compensation Plan" below for 2006 performance goals.

(2)

The market value of the PHI common stock, $.01 par value ("Common Stock") (determined based on the average of the high and low Common Stock price as traded on the New York Stock Exchange on December 30, 2005), representing the executive's combined (i) target award opportunity under the Performance Stock Program and (ii) share award under the Restricted Stock Program is equal to the following percentage of the executive's 2006 base salary: 200% for Mr. Wraase, 100% for Messrs. Torgerson, Shaw and Rigby and 85% for Mr. Spence.

(3)	See "Long-Term Incentive Plan Awards -- Performance Stock Program" below for a description of the Performance Stock Program.
(4)	See "Long-Term Incentive Plan Awards -- Restricted Stock Program" below for a description of the restricted stock awards.
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Annual Executive Incentive Compensation Plan

          Each of the PHI Named Executive Officers participates in the PHI Annual Executive Incentive Compensation Plan. On January 26, 2006, the PHI Compensation/Human Resources Committee established (1) earnings relative to the corporate plan, (2) cash flow per share, (3) electric system reliability, (4) diversity and (5) safety as the performance goals to be used for the determination of 2006 cash bonus awards for executives of PHI. The target annual bonus of each of the Named Executive Officers, as a percentage of 2006 base salary, is shown in the table above. The Named Executive Officers may earn from 0 to 180% of the target annual bonus award opportunity depending on the extent to which the performance goals are achieved.

Long-Term Incentive Plan Awards

          On January 26, 2006, the Compensation/Human Resources Committee of the Board of Directors established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock under the Restricted Stock Program under the LTIP. Participants in the LTIP are key executives of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Compensation/Human Resources Committee, including each of PHI's executive officers.

Performance Stock Program

          The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant's aggregate 2006 Long-Term Incentive Plan award opportunity, relate to performance over a three-year period beginning in 2006 and ending in 2008. Depending on the extent to which the preestablished performance criteria are satisfied, the participant can earn from 0 to 200% of the target award in the form of shares of Common Stock. The performance criteria consist of an earnings per share goal, which will account for 75% of the potential award, and cash flow per share goal, which will account for 25% of the potential award. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, which the Committee expects to have a substantial effect on total shareholder performance during the period, the Committee may revise such measures. The target award opportunity and maximum award opportunity (representing 200% of the target award opportunity) of each of the Named Executive Officers are shown in the table above.

Restricted Stock Program

          Under the Restricted Stock Program, each Named Executive Officer has received a grant of shares of restricted stock, which accounts for one-third of the executive's aggregate 2006 Long-Term Incentive Plan award opportunity. The shares of restricted stock are subject to forfeiture if the employment of the executive terminates before January 26, 2009, except that in the even of death, disability or retirement, the award is prorated to the date of termination. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares, which dividends the executive will be entitled to retain whether or not the shares vest.

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Named Executive Officer 2005 Compensation Determinations

          The following table sets forth for each Named Executive Officer of PHI information concerning determinations made on February 27, 2006 by the PHI Compensation/Human Resources Committee with respect to (i) annual bonus for 2005 and (ii) long-term incentive plan payout for the performance cycle ending in 2005 under the Merger Integration Success Program.

Name	Title	2005 Annual Bonus (1)	2006 Incentive Plan Payout (2)
Dennis R. Wraase	Chairman, President and Chief Executive Officer	$601,920	$220,546
William T. Torgerson	Vice Chairman and General Counsel	$299,136	$151,416
Thomas S. Shaw	Executive Vice President and Chief Operating Officer	$296,704	$184,166
Joseph M. Rigby	Senior Vice President and Chief Financial Officer	$170,240	$ 80,624
William H. Spence	Senior Vice President	$190,124	$ 80,624
(1)

Consists of awards under the Annual Executive Incentive Compensation Plan based on the extent to which the following criteria established in 2004 were satisfied: (1) earnings relative to the corporate plan, (2) cash available for debt reduction, (3) electric system reliability, (4) diversity and (5) safety.

(2)

Amounts in this column represent the value of Common Stock awarded under the Merger Integration Success Program which is a component of PHI's Long-Term Incentive Plan. In 2002, PHI granted award opportunities under the Merger Integration Success Program under which the recipient would have been entitled to earn some or all of the maximum award of Common Stock based on PHI's performance and the extent to which operating efficiencies and expense reduction goals were attained through December 31, 2003. Although the goals were met in 2003, the Compensation/Human Resources Committee determined that the shares would not vest until 2005, and then only if the cost reduction goals were maintained and PHI's financial performance remained satisfactory. On March 7, 2006, the PHI Compensation/Human Resources Committee approved the vesting of these awards under the Merger Integration Success Program. The value of the vested Common Stock has been calculated by multiplying the number of vested shares by the market price of the Common Stock on the day preceding the vesting date. Also, in 2002, PHI granted award opportunities under the Performance Restricted Stock Program pursuant to which the recipient would have been entitled to earn some or all of the maximum award of shares of PHI's Common Stock, based on PHI's total shareholder return compared to other companies in a peer group comprised of 20 gas and electric distribution companies over a three-year period January 1, 2003 through December 31, 2005. For the three-year period, total shareholder return was below the threshold level of performance and, accordingly, no Common Stock was earned.